OTCBB: CNYC

Canyon Copper Corp. Announces
Brokered Private Placement Offering of Units

VANCOUVER, BRITISH COLUMBIA – (January 27, 2011) – Canyon Copper Corp. (“Canyon”) (OTCBB: CNYC) is pleased to announce it has entered into an engagement letter with MGI Securities Inc. (“MGI”) whereby MGI has agreed to act as the agent for a private placement offering of 4,285,714 units (“Units”) at a price of CDN $0.35 per Unit (the “Offering Price”) for gross proceeds of up to CDN $1,500,000 (the “Brokered Offering”). Each Unit will consist of one share of Canyon's common stock and one-half share purchase warrant, with each whole warrant entitling the holder to purchase one additional share of Canyon's common stock at a price of CDN $0.50 per share for a period of eighteen months from the date of issuance of the Units. Canyon will also have the right to accelerate the expiry date of the warrants if the trading price of Canyon's common stock has been equal to or greater than the weighted average price of CDN $0.60 for ten consecutive trading days.

Canyon has agreed to grant MGI an over-allotment option to purchase up to 2,857,142 Units at the Offering Price for gross proceeds of CDN $1,000,000 within ten business days of closing of the Brokered Offering.

In consideration of MGI acting as agent, Canyon has agreed to pay a cash commission to MGI equal to 6% of the gross proceeds of the Brokered Offering and the Over-Allotment Option and issue to MGI a non-transferable option entitling MGI to purchase up to 6% of the Units sold under the Brokered Offering and the Over-Allotment Option at the Offering Price for a period of 18 months from completion of the Liquidity Event (defined below) or such other transaction which will result in the shares of Canyon, or a successor corporation, being freely tradable on a recognized Canadian stock exchange.

The Brokered Offering and the Over-Allotment Option will be completed pursuant to Regulation S of the United States Securities Act of 1933 and Canadian National Instrument 45-106 – Prospectus and Registration Exemptions.

The proceeds of the offering will be used for work on Canyon’s New York Canyon property, working capital and general expenses. There is no assurance that the offering or any part of it will be completed.

The above does not constitute an offer to sell or a solicitation of an offer to buy any of Canyon’s securities in the United States. The securities have not been registered under the United States Securities Act of 1933 and may not be offered or sold within the United States or to U.S. persons unless an exemption from such registration is available.

Sponsorship Engagement Letter

Canyon is also pleased to announce that it has entered into a sponsorship engagement letter (the “Sponsorship Engagement Letter”) with MGI whereby MGI has agreed to act as the sponsor in support of Canyon’s listing on the TSX Venture Exchange (a “Liquidity Event”). Under the terms of the Sponsorship Engagement Letter, Canyon has agreed to pay a fee of CDN $20,000 to MGI and to reimburse MGI for its legal, due diligence and out-of-pocket expenses. The completion of a sponsorship report to the TSX Venture Exchange is subject to the completion of satisfactory due diligence of MGI, of which there is no assurance.

Suite 408 – 1199 West Pender Street • Vancouver, B.C. • V6E 2R1
TEL (604) 331-9326 • FAX (604) 684-9365

About Canyon Copper

Canyon Copper Corp.'s New York Canyon Property is located in the New York Canyon area of the Santa Fe Mining District, Mineral County, Nevada. The project hosts oxide and sulphide copper bearing mineralization outlined by historical operators. The most advanced of these zones is the Longshot Ridge copper oxide deposit. This zone has not been completely outlined and remains partially open. The Copper Queen mineralized zone is located approximately three kilometres west of Longshot Ridge and hosts copper and molybdenum sulphide mineralization. Several additional mineralized areas identified throughout the New York Canyon property have yet to be explored.

On behalf of the Board of Directors,

“Anthony Harvey”

CANYON COPPER CORP.
Anthony Harvey, Chairman and CEO

Cautionary Statement Regarding Forward Looking Information

This News Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phases such as “believe,” “expect,” “plan,” “anticipate” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company's expectations, and expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to the following, the Company's ability to obtain additional financing, geological, mechanical or difficulties affecting the Company's planned geological work programs, uncertainty of estimates of mineralized material and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.